EXHIBIT 99.1

PINETREE CAPITAL LTD.

NOTICE OF EXTRAORDINARY MEETING OF HOLDERS OF 8.0% CONVERTIBLE UNSECURED
SUBORDINATED DEBENTURES DUE MAY 31, 2016

to be held September 12, 2013

and

MANAGEMENT INFORMATION CIRCULAR

These materials are important and require your immediate attention. They require Debentureholders to make important decisions. If you are in doubt as to what decision to make, please contact your financial, legal, income tax or other professional advisors.

THE BOARD OF DIRECTORS OF PINETREE CAPITAL LTD. UNANIMOUSLY RECOMMENDS THAT DEBENTUREHOLDERS VOTE FOR THE EXTRAORDINARY RESOLUTION AS SET OUT IN THE MANAGEMENT INFORMATION CIRCULAR.

TO VOTE FOR THE EXTRAORDINARY RESOLUTION PLEASE MARK THE “CONSENT TO/VOTE FOR” BOX ON THE ACCOMPANYING FORM OF PROXY AND CONSENT AND SIGN AND DEPOSIT SUCH DOCUMENT IN ACCORDANCE WITH THE INSTRUCTIONS SET OUT THEREIN AS SOON AS PRACTICABLE AND IN ANY EVENT BY 11:00 A.M. (EASTERN STANDARD TIME) ON SEPTEMBER 10, 2013.

August 15, 2013

TABLE OF CONTENTS

NOTICE OF EXTRAORDINARY MEETING OF DEBENTUREHOLDERS	1

SUMMARY	1
The Debentureholder Meeting	1
The Debenture Amendments	1
Consent Fee	2
Support Agreements	2
Recommendation of the Board	3
Proxy and Consent Information	3
Information Contained in this Circular	4
Capitalized Terms	4
United States Restrictions	4
Notice to Debentureholders in the United States	4
Cautionary Statement Regarding Forward-Looking Statements	5
Conventions	5

BACKGROUND	6

REASONS FOR THE DEBENTURE AMENDMENTS	6

THE DEBENTURE AMENDMENTS	6

SUPPORT AGREEMENTS	7

RECOMMENDATION OF THE BOARD	8
Benefits of the Debenture Amendments	8
Recommendation of the Board	8

GENERAL PROXY AND DEBENTUREHOLDER MEETING MATTERS	8
Solicitation of Proxies and Voting Instructions	8
Beneficial Debentureholders	8
Form of Proxy and Consent	9
Registered Debentureholders	9
Appointment of Proxies	9
Revocation of Proxies	10
Voting of Proxies	10
Consent Fee	10
11
Payment Conditions	11
Payment of Consent Fee; Consent Fee Shares	12
Quorum	12
Interest of Certain Persons or Companies in Matters to be Acted Upon	12
Voting Securities	12
Other Business	12

DEBENTUREHOLDER RIGHTS	12

DEBENTURE TRUSTEE	13

DIRECTORS’ APPROVAL	13

APPENDIX A EXTRAORDINARY RESOLUTION
APPENDIX B SECOND SUPPLEMENTAL INDENTURE

PINETREE CAPITAL LTD.

NOTICE OF EXTRAORDINARY MEETING OF DEBENTUREHOLDERS

NOTICE IS HEREBY GIVEN that an extraordinary meeting (the “Debentureholder Meeting”) of the holders (“Debentureholders”) of the 8.0% convertible unsecured subordinated debentures due May 31, 2016 (the “Debentures”) of Pinetree Capital Ltd. (the “Company”) will be held at 130 King Street West, Suite 2500, Toronto, Ontario, M5X 2A2, on September 12, 2013 at 11:00 a.m. (Eastern Standard Time) for the following purposes:

1.
to consider and, if deemed appropriate, to adopt, with or without amendment, an extraordinary resolution (the “Extraordinary Resolution”) in the form attached as Appendix “A” to the accompanying management information circular (the “Circular”) accompanying this Notice of Extraordinary Meeting of Debentureholders, approving certain amendments to the trust indenture between the Company and Equity Financial Trust Company (the “Debenture Trustee”) dated as of May 17, 2011, as supplemented by the first supplemental indenture dated as of December 11, 2012 (the “Indenture”), and authorizing the Debenture Trustee to execute a second supplemental trust indenture giving effect to such amendments; and

2.	to transact such further or other business as may properly come before the Debentureholder Meeting or any adjournment or adjournments thereof.

The Circular provides additional information relating to the matters to be dealt with at the Debentureholder Meeting and forms part of this Notice of Extraordinary Meeting of Debentureholders.

The Extraordinary Resolution will become binding on all Debentureholders if it is approved:

•	at the Debentureholder Meeting, by the holders of at least 66⅔% of the principal amount of the Debentures present in person or by proxy at the Debentureholder Meeting, or any adjournment thereof; or

•	in writing, by the holders of at least 66⅔% of the outstanding principal amount of the Debentures.

Accordingly, it is important that your Debentures be represented and voted whether or not you plan to attend the Debentureholder Meeting in person.

If the Extraordinary Resolution is validly approved by Debentureholders in writing prior to the date of the Meeting, the Meeting will be cancelled and will not proceed.

The Board of Directors has established the close of business on August 13, 2013 as the record date for the Debentureholder Meeting (the “Record Date”). Only Debentureholders of record at the close of business on the Record Date will be entitled to notice of the Debentureholder Meeting or any adjournment thereof and to vote at the Debentureholder Meeting. No Debentureholder becoming a Debentureholder of record after such time will be entitled to vote at the Debentureholder Meeting or any adjournment thereof.

The Debentures have been issued in the form of global certificates registered in the name of CDS & Co. and, as such, CDS & Co. is the sole registered Debentureholder. Only registered Debentureholders, or their duly appointed proxyholders, have the right to vote at the Debentureholder Meeting, or to appoint or revoke a proxy.  However, CDS & Co., or its duly appointed proxyholders, may only vote the Debentures in accordance with instructions received from the beneficial Debentureholders. Beneficial Debentureholders as of the Record Date wishing to vote their Debentures at the Debentureholder Meeting must provide instructions to their broker or other intermediary through which they hold their Debentures in sufficient time prior to the deadline for depositing proxies for the Debentureholder Meeting to permit their broker or other nominee to instruct CDS & Co., or its duly appointed proxyholders, as to how to vote their Debentures at the Debentureholder Meeting.

DATED at Toronto, Ontario, this 15th day of August, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “Sheldon Inwentash” Sheldon Inwentash Chairman & Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR

Dated August 15, 2013

SUMMARY

The following is a brief summary of certain information contained in this Circular. Reference is made to, and this summary is qualified by, the detailed information contained in this Circular. Debentureholders are encouraged to read this Circular and the attached Appendices carefully and in their entirety.

The Debentureholder Meeting

An extraordinary meeting (the “Debentureholder Meeting”) of holders of the 8.0% convertible unsecured subordinated debentures due May 31, 2016 (the “Debentures”) of Pinetree Capital Ltd. (the “Company”) will be held at 130 King Street West, Suite 2500, Toronto, Ontario, M5X 2A2, on September 12, 2013 at 11:00 a.m. (Eastern Standard Time).

At the Debentureholder Meeting, Debentureholders will be asked to consider and, if deemed appropriate, to adopt, with or without amendment, an extraordinary resolution (the “Extraordinary Resolution”) in the form attached as Appendix “A” to this management information circular (the “Circular”), approving certain amendments (the “Debenture Amendments”) to the trust indenture between the Company and Equity Financial Trust Company (the “Debenture Trustee”) dated as of May 17, 2011, as supplemented by the first supplemental indenture dated as of December 11, 2012 (the “Indenture”), and authorizing the Debenture Trustee to execute a second supplemental trust indenture (the “Second Supplemental Indenture”) giving effect to such amendments.

Only holders of the Debentures (the “Debentureholders”) of record as of the close of business on August 13, 2013 (the “Record Date”) are entitled to receive notice of the Debentureholder Meeting and to vote at the Debentureholder Meeting. Each Debentureholder present in person or represented by proxy at the Debentureholder Meeting shall be entitled to one vote in respect of each $1,000 principal amount of Debentures held by such Debentureholder.

The Debenture Amendments

The Debenture Amendments, if approved by the Debentureholders, will:

•	increase the interest rate payable on the Debentures from 8.0% to 10.0% per annum, effective as of November 30, 2013;

•
amend the covenant set forth in Section 7.10(d) of the Indenture to provide that, until the date that is nine months after the effective date of the Second Supplemental Indenture, as at the last day of each month, the aggregate amount of the Company’s debt may not exceed 50% (rather than 33%, as is presently the case) of the aggregate value of its consolidated assets, as reflected on the Company’s unaudited consolidated balance sheet as at that date; and

•	waive any Event of Default resulting from a breach of Section 7.10(d) of the Indenture that occurred prior to the date of the Second Supplemental Indenture.

For the Debenture Amendments to be adopted, either:

•
holders of at least 66⅔% of the principal amount of the Debentures, present or represented by proxy at the Debentureholder Meeting, must vote FOR the Extraordinary Resolution at the Debentureholder Meeting; or

•
holders of at least 66⅔% of the outstanding principal amount of the Debentures must approve the Extraordinary Resolution in writing, by marking the “CONSENTS TO/VOTES FOR” box in favour of the Extraordinary Resolution on the accompanying form of proxy and consent (the “Form of Proxy and Consent”) and executing and returning it.

If the Extraordinary Resolution is validly approved by Debentureholders in writing prior to the date of the Meeting, the Meeting will be cancelled and will not proceed.

If the Extraordinary Resolution is validly approved or adopted in writing by the Debentureholders, the Company will give effect to the Debenture Amendments by entering into the Second Supplemental Indenture in substantially the form attached as Appendix “B” to this Circular, which the Company currently anticipates will occur following the Debentureholder Meeting on September 12, 2013.

Consent Fee

If the Extraordinary Resolution is validly approved or adopted in writing by the Debentureholders, and the other conditions precedent described in the Circular are satisfied or waived, the Company will, as promptly as possible following the approval or adoption of the Extraordinary Resolution, pay to each Debentureholder that validly approved or adopted in writing the Extraordinary Resolution a consent fee equal to $60 per $1,000 of principal amount of Debentures owned by such Debentureholder as of the Record Date and in respect of which the Debentureholder validly approved or adopted in writing the Extraordinary Resolution (the “Consent Fee”).

The Consent Fee, less any applicable withholding tax, will be paid in cash provided that any Debentureholder entitled to receive the Consent Fee, who is resident in Canada, qualifies as an “accredited investor” (as defined in National Instrument 45-106) and to whom the Company may distribute its common shares without a prospectus and in compliance with all applicable laws shall be entitled to receive the Consent Fee in common shares of the Company on the basis of 180 common shares for every $1,000 principal amount of Debentures (the “Consent Fee Shares”).  The Consent Fee Shares will be subject to a four month hold period from the date of issuance in accordance with applicable securities laws and certificates evidencing the Consent Fee Shares will bear a legend reflecting the foregoing restriction on resale. The Toronto Stock Exchange has conditionally approved the listing of the Consent Fee Shares.

IN ORDER TO RECEIVE THE CONSENT FEE, ELIGIBLE DEBENTUREHOLDERS MUST COMPLETE AND RETURN THE ENCLOSED CONSENT FEE ELECTION FORM IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN.

Support Agreements

The Company has entered into support agreements with Debentureholders who collectively own in excess of $26.7 million principal amount of Debentures pursuant to which such Debentureholders have agreed, among other things, that they will vote all of their Debentures in favour of the Extraordinary Resolution.

Pursuant to these support agreements, the Company has agreed that if the Extraordinary Resolution is approved or adopted in writing by the Debentureholders it will:

•	pay the Consent Fee;

•
use its best efforts to repurchase $20 million principal amount of Debentures through normal course issuer bids and/or substantial issuer bids conducted in compliance with applicable securities legislation and stock exchange rules not later than the date that is nine months after the effective date of the Second Supplemental Indenture;

•	use its best efforts to raise at least $5 million in equity financings not later than the date that is nine months after the effective date of the Second Supplemental Indenture; and

•
provide a specified investment dealer affiliated with one of the Debentureholders that executed a support agreement with the right of first refusal to act as lead manager and lead bookrunner for any future offerings of debt or equity securities of Pinetree for an indefinite period.

Additionally, the Company and its Chief Executive Officer have undertaken to rescind his termination and change of control payment entitlements in respect of bonuses.

Recommendation of the Board

The Board of Directors of the Company (the “Board”) has unanimously concluded that the Debenture Amendments are in the best interests of the Company and, as such, has authorized submission of the Extraordinary Resolution to Debentureholders for approval. The Board unanimously recommends that Debentureholders vote FOR the  Extraordinary Resolution.

Proxy and Consent Information

To vote for the Extraordinary Resolution, registered Debentureholders should take the steps outlined below:

Step 1.	Mark the “CONSENTS TO/VOTES FOR” box in the Form of Proxy and Consent.

Step 2.	Sign and date the Form of Proxy and Consent.

Step 3.
Deposit the Form of Proxy and Consent with the Debenture Trustee, Equity Financial Trust Company, Suite 300, 200 University Avenue, Toronto, Ontario M5H 4H1, as soon as practicable and in any event no later than 11:00 a.m. (Eastern Standard Time) on September 10, 2013.

Each Form of Proxy and Consent that is returned with the “CONSENTS TO/VOTES FOR” box marked will also constitute the relevant Debentureholder’s written approval of the Extraordinary Resolution for the purposes of the Indenture.

If you are a beneficial Debentureholder, you will receive either a voting instruction form or a Form of Proxy and Consent with your meeting materials. The purpose of these documents is to permit you to direct the voting of the Debentures you beneficially own. Every broker and other intermediary has its own mailing procedures and provides its own return instructions. You should follow the instructions on the document you receive from your broker or other intermediary and the procedures set out below, depending on what type of document you receive.

INTRODUCTION

Information Contained in this Circular

No person has been authorized to give information or to make any representations in connection with the matters to be considered by the Debentureholders other than those contained in this Circular and, if given or made, any such information or representations should not be relied upon in making a decision as to whether to vote for the  Extraordinary Resolution or be considered to have been authorized by the Company.

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Debentureholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection herewith.

You should be aware that the Debenture Amendments and the Consent Fee may have tax consequences to Debentureholders in Canada and/or the Debentureholders jurisdiction of residence. Tax considerations applicable to Debentureholders have not been described in the Circular and Debentureholders should consult their own tax advisors to determine the particular consequences to them of participating in the solicitation being made hereunder.

Capitalized Terms

Unless the context indicates otherwise, capitalized terms which are used in this Circular and not otherwise defined in this Circular have the meanings given to such terms in the Indenture.

United States Restrictions

The Debentures may not be (i) transferred to or for the account of a U.S. Person (as such term is used in Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”) or into the United States or (ii) converted by or for the account or benefit of a U.S. Person or a person in the United States and no common shares may be transferred into or issued in the United States or to a U.S. Person in connection with any conversion of a Debenture. Any purported transfer or conversion that would contravene the foregoing restrictions shall be invalid and not given effect for any purpose whatsoever. Each Debentureholder who is a U.S. Person or is in the United States shall be deemed to have acknowledged and agreed that it shall not be entitled to convert any Debentures into common shares while such Debentureholder is a U.S. Person or is in the United States.

Notice to Debentureholders in the United States

The Company is a Canadian issuer and is subject to the disclosure requirements of Canada, which are different from those of the United States. The Debentures have not been and will not be registered under the 1933 Act or the securities laws of any state of the United States and the Debentures issued pursuant to the Debenture Amendments are being issued to U.S. Debentureholders in reliance on the exemption from registration set forth in Rule 802 thereof (“Rule 802”) and exemptions provided under the securities laws of each applicable state of the United States.  Rule 802 provides the Company an exemption from registration under the 1933 Act in connection with the amendment of the Debentures pursuant to the Debenture Amendments where:

•	a Company is a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act;

•	U.S. Debentureholders hold no more than 10% of the outstanding Debentures, which is presumed for the purposes hereof;

•	U.S. Debentureholders participate on terms at least as favorable as those offered to any other holder of the subject securities;

•	the Company publishes or otherwise disseminates an informational document in connection hereof to U.S. Debentureholders, complying with the disclosure requirements set forth in Rule 802, and

•	the Company furnishes the informational document, including any amendments thereto, to the SEC on Form CB together with a Form F-X to appoint an agent for service of process in the United States.

This Circular will be filed with the SEC on Form CB.

The Debentures are not and will not be listed for trading on any United States stock exchange.  The solicitation of proxies is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the U.S. Exchange Act”), by virtue of an exemption applicable to proxy solicitations by foreign private issuers as defined in Rule 3b-4 under the U.S. Exchange Act.  Accordingly, the solicitations and transactions contemplated in this Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate and securities laws, and this Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Debentureholders in the United States should be aware that such requirements are different from those of the United States applicable to proxy statements under the U.S. Exchange Act.

The enforcement by U.S. Debentureholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of the province of Ontario, that some or all of the officers and directors of the Company may be resident in jurisdictions outside the United States, and that all or a substantial portion of the assets of the Company may be located outside the United States.  As a result, it may be difficult for U.S. Debentureholders to sue the Company or its respective officers or directors in a foreign court for violations of U.S. securities laws. In addition, it may be difficult to compel a foreign company and its affiliates to subject themselves to the judgement of a U.S. court.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY STATE SECURITIES ADMINISTRATOR, OR ANY SECURITIES REGULATORY AUTHORITY IN CANADA, NOR HAS THE SEC, ANY STATE SECURITIES ADMINISTRATOR, OR ANY SECURITIES REGULATORY AUTHORITY IN CANADA PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Cautionary Statement Regarding Forward-Looking Statements

Certain information contained in this Circular constitutes forward-looking information, which is information regarding possible events, conditions or results of operations of the Company that is based upon assumptions about future economic conditions and courses of action and which is inherently uncertain. All information other than statements of historical fact may be forward-looking information. Forward-looking information is often, but not always, identified by the use of words such as “seek”, “anticipate”, “budget”, “plan”, “continue”, “estimate”, “expect”, “forecast”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar words or phrases (including negative variations) suggesting future outcomes or statements regarding an outlook. Debentureholders are cautioned not to put undue reliance on such forward-looking information, which are not a guarantee of performance and are subject to a number of risks and uncertainties, including but not limited to, the risk that the Debenture Amendments will not be successfully completed for any reason and the risk that, if completed, the Company may not realize the anticipated benefits of the Debenture Amendments. Many of such risks and uncertainties are outside the control of the Company and could cause actual results to differ materially from those expressed or implied by such forward-looking information. In making such forward-looking statements, management has relied upon a number of material factors and assumptions, including with respect to general economic and financial conditions, interest rates, exchange rates, equity and debt markets, business competition, changes in government regulations or in tax laws, acts and omissions of third parties and the ability of the Company to obtain approval for the Debenture Amendments. Such forward-looking information should, therefore, be construed in light of such factors and assumptions. All forward-looking information is expressly qualified in their entirety by the cautionary statements set forth above. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. All of the forward-looking information contained in this Circular is expressly qualified by this cautionary statement.

Conventions

In this Circular, unless otherwise specified, all dollar amounts are expressed in Canadian dollars. Information contained in this Circular is given as of August 15, 2013, unless otherwise specifically stated.

BACKGROUND

The Company is subject to certain debt incurrence and maintenance covenants under the Indenture, including the debt maintenance covenant contained in Section 7.10(d) of the Indenture, which requires that, as at the last day of each month, the aggregate amount of the Company’s debt cannot exceed 33% of the aggregate value of its consolidated assets, as reflected on the Company’s unaudited consolidated balance sheet as at that date.

The Company’s sole source of debt throughout 2013 has been the principal amount of and accrued interest on the Debentures.  The Company has attempted to manage its debt-to-assets ratio throughout the year, primarily by retiring in excess of $14 million principal amount of Debentures under normal course issuer bids (the maximum amount permitted by the rules of the Toronto Stock Exchange, on which the Debentures are listed), representing approximately 19% of the Debentures originally issued in 2011.  Of the original $75 million principal amount of the Debentures issued, an aggregate of $60.864 million principal amount remains outstanding.

Notwithstanding the Company’s debt reduction activities, the downturn in both commodity prices and the junior resource space generally has, however, significantly eroded the value of the Company’s investment portfolio.  As a result, on July 12, 2013, the Company announced that, as at June 30, 2013, its debt-to-assets ratio was 36% and it was not in compliance with the debt covenant contained in Section 7.10(d) of the Indenture.

On July 16, 2013, the Company announced that the Debenture Trustee had given notice to the Company of its non-compliance with Section 7.10(d) of the Indenture. In accordance with the Indenture, the Company is required to cure or obtain a waiver for the default by September 13, 2013.  Failure to obtain a waiver or to cure will constitute an Event of Default under the Indenture, giving the Indenture Trustee and the Debentureholders certain rights, including the right to declare the principal and interest on the Debentures immediately due and payable.

REASONS FOR THE DEBENTURE AMENDMENTS

To date, the Company has not cured its non-compliance under Section 7.10(d) of the Indenture and its ability to cure its current non-compliance by September 13, 2013 is limited. Absent a cure or waiver, the Company does not have existing funds on hand, and does not believe that it can generate sufficient proceeds from sales of its investments, to repay the principal and interest on the Debentures immediately if they became due and payable on or about September 13, 2013.

The Company has proposed the Debenture Amendments in order to waive its current non-compliance with Section 7.10(d) of the Indenture and to increase the maximum debt-to-assets ratio permitted by Section 7.10(d) of the Indenture from 33% to 50% for nine months, while at the same time permanently increasing the interest rate payable to Debentureholders, from 8% to 10%, as of November 30, 2013, which is the earliest date permitted by the Toronto Stock Exchange (the “TSX”) for a change in the interest rate.

The Company believes that the requested waiver and temporary increase in the maximum debt-to-assets ratio will provide it with a reasonable period of time to improve its debt-to-assets ratio, with a view to ultimately bringing the Company into compliance with the 33% maximum debt-to-assets ratio currently contained in Section 7.10(d), by, among other means, reducing the Company’s debt level further through the repurchase and retirement of additional Debentures in accordance with applicable securities laws and the rules of the TSX, and by raising funds to do so through orderly sales of investments, as market opportunities arise, and possible equity financings, subject to market conditions.

THE DEBENTURE AMENDMENTS

Debentureholders are being asked to consider and, if deemed appropriate, to adopt, with or without amendment, the Extraordinary Resolution approving certain amendments to the Indenture, which will:

•	increase the interest rate payable on the Debentures from 8.0% to 10.0% per annum, effective as of November 30, 2013;

•
amend the covenant set forth in Section 7.10(d) of the Indenture to provide that, until the date that is nine months after the effective date of the Second Supplemental Indenture, as at the last day of each month, the aggregate amount of the Company’s debt may not exceed 50% (rather than 33%, as is presently the case) of the aggregate value of its consolidated assets, as reflected on the Company’s unaudited consolidated balance sheet as at that date; and
•	waive any Event of Default resulting from a breach of Section 7.10(d) of the Indenture that occurred prior to the date of the Second Supplemental Indenture.

The full text of the Extraordinary Resolution is attached to this Circular as Appendix “A”.

Section 7.10(d) of the Indenture currently provides that:

“Until the earlier of May 31, 2016 and the date when no Initial Debentures remain outstanding, the Company shall not, as of the 15th day of each month, permit the aggregate amount of its Designated Indebtedness and Debentures to exceed 33% of the aggregate value of the total consolidated assets of the Company and its Subsidiaries as at the end of the immediately preceding month, as reflected on the unaudited consolidated balance sheet of the Company as at the end of such month.”

A copy of the Indenture (including the first supplemental indenture) is available at www.sedar.com under the Company’s corporate profile, or by contacting the Company at 130 King Street West, Suite 2500, Toronto, ON  M5X 2A2, (416) 941-9600.

In accordance with the rules of the TSX, the earliest that the proposed change in the interest rate payable on the Debentures can take effect is November 30, 2013 (being the first day of the next full interest rate period).  Other than the foregoing amendments, the Indenture will remain unchanged.

For the Debenture Amendments to be adopted, either:

•
holders of at least 66⅔% of the principal amount of the Debentures, present or represented by proxy at the Debentureholder Meeting, must vote FOR the Extraordinary Resolution at the Debentureholder Meeting; or

•
holders of at least 66⅔% of the outstanding principal amount of the Debentures must approve the Extraordinary Resolution in writing, by marking the “CONSENTS TO/VOTES FOR” box in the accompanying Form of Proxy and Consent and executing and returning it.

If the Extraordinary Resolution is validly approved by Debentureholders in writing prior to the date of the Meeting, the Meeting will be cancelled and will not proceed.

If the Extraordinary Resolution is validly approved or adopted in writing by the Debentureholders, the Company will give effect to the Debenture Amendments by entering into the Second Supplemental Indenture in substantially the form attached as Appendix “B” to this Circular, which the Company currently anticipates will occur on September 12, 2013, following the Debentureholder Meeting.  The Extraordinary Resolution authorizes the Company, notwithstanding the approval or adoption of the Extraordinary Resolution by Debentureholders, to amend the terms of the Supplemental Indenture in any manner that does not adversely affect the holders of the Debentures

SUPPORT AGREEMENTS

The Company has entered into support agreements with Debentureholders who collectively own in excess of $26.7 million principal amount of Debentures pursuant to which such Debentureholders have agreed, among other things, that they will vote all of their Debentures in favour of the Extraordinary Resolution.

Pursuant to these support agreements, the Company has agreed that if the Extraordinary Resolution is approved or adopted in writing by the Debentureholders it will:

•	pay the Consent Fee;

•
use its best efforts to repurchase $20 million principal amount of Debentures through normal course issuer bids and/or substantial issuer bids conducted in compliance with applicable securities legislation and stock

•	exchange rules not later than the date that is nine months after the effective date of the Second Supplemental Indenture;

•	use its best efforts to raise at least $5 million in equity financings not later than the date that is nine months after the effective date of the Second Supplemental Indenture; and

•
provide a specified investment dealer affiliated with one of the Debentureholders that executed a support agreement with the right of first refusal to act as lead manager and lead bookrunner for any future offerings of debt or equity securities of Pinetree for an indefinite period.

Additionally, the Company and its Chief Executive Officer have undertaken to rescind his termination and change of control payment entitlements in respect of bonuses.

RECOMMENDATION OF THE BOARD

Benefits of the Debenture Amendments

The Board believes that the Debenture Amendments would provide the following benefits to Debentureholders:

•
Increased Interest Rate. If the Debenture Amendments are adopted, effective November 30, 2013 the interest rate on the Debentures will be permanently increased from 8.0% to 10.0% per annum. The Company believes a 10.0% interest rate on the Debentures represents an attractive yield, especially in the current low interest rate environment.

•
Waiver of Existing Non-Compliance and Temporary Increase in Maximum Debt-to-Asset Ratio Covenant..  If the Debenture Amendments are adopted, the Company will avoid the possibility of its current non-compliance with Section 7.10(d) of the Indenture becoming an Event of Default.  Should an Event of Default occur and the principal and interest on the Debentures become immediately due and payable, the Company may be forced to attempt to liquidate its investments.  In these circumstances the liquidation value of the Company’s portfolio may be significantly less than its carrying value as at June 30, 2013.  Increasing the maximum debt-to-assets ratio permitted by Section 7.10(d) of the Indenture from 33% to 50% for nine months will provide the Company with a reasonable period of time to ultimately bring the Company into compliance with the 33% maximum ratio presently required by Section 7.10(d), without necessitating untimely dispositions of all or a portion of its portfolio.

Recommendation of the Board

The Board of Directors of the Company (the “Board”) has unanimously concluded that the Debenture Amendments are in the best interests of the Company and, as such, has authorized submission of the Extraordinary Resolution to Debentureholders for approval. The Board unanimously recommends that Debentureholders vote FOR the Extraordinary Resolution.

GENERAL PROXY AND DEBENTUREHOLDER MEETING MATTERS

Solicitation of Proxies and Voting Instructions

This Circular is furnished in connection with the solicitation of proxies and voting instructions by management of the Company to be used at the Debentureholder Meeting. It is expected that the solicitation will be made primarily by mail, but proxies and voting instructions may also be solicited personally by employees of the Company at nominal costs.

Management may also retain one or more proxy solicitation firms on customary terms to solicit proxies on its behalf by telephone or electronic mail. The total cost of the solicitation of proxies and voting instructions will be borne by the Company.

Beneficial Debentureholders

The Debentures have been issued in the form of global certificates registered in the name of CDS & Co. As such, CDS & Co. is the sole registered holder of Debentures. Accordingly, all Debentureholders do not hold their

Debentures in their own name. Such Debentures are held by such Debentureholders, through one or more intermediaries (such as a bank, trust company, securities dealer or broker, or trustee or administrator of a self- administered RRSP, RRIF, RESP or similar plan).

Only registered Debentureholders, or their duly appointed proxyholders, are permitted to attend and vote at the Debentureholder Meeting or to appoint or revoke a proxy appointment. If you are a beneficial owner, you are entitled to (i) direct how the Debentures beneficially owned by you are to be voted or (ii) appoint yourself or a nominee as proxyholder with respect to your Debentures.

Applicable Canadian securities laws require the Company to forward this Circular and associated materials for the Debentureholder Meeting (the “Meeting Materials”) to depositories and other intermediaries for onward distribution to beneficial Debentureholders who have not waived their right to receive such materials and to seek voting instructions from such beneficial Debentureholders in advance of the Debentureholder Meeting. Typically, intermediaries will use a service company (such as Broadridge Financial Solutions, Inc.) to forward the meeting materials to, and to obtain voting instructions from, beneficial owners.

If you are a beneficial Debentureholder, you will receive either a voting instruction form or a Form of Proxy and Consent with your Meeting Materials. The purpose of these documents is to permit you to direct the voting of the Debentures you beneficially own. Every broker and other intermediary has its own mailing procedures and provides its own return instructions. You should follow the instructions on the document you receive from your broker or other intermediary and the procedures set out below, depending on what type of document you receive.

Form of Proxy and Consent

The Form of Proxy and Consent may be signed by your intermediary (typically by a facsimile, stamped signature) and completed to indicate the number of Debentures beneficially owned by you. If the Form of Proxy and Consent has not been completed, it is being used by your intermediary to obtain voting instructions only.

If the Form of Proxy and Consent is completed and you do not wish to, or are unable to, attend the Debentureholder Meeting you should complete the Form of Proxy and Consent and deposit it in accordance with the instructions set out in the section titled “Registered Debentureholders” below. If you wish to attend the Debentureholder Meeting, you must insert your name in the blank space provided in the Form of Proxy and Consent.  To be valid, proxies must be completed and returned to the Debenture Trustee in the manner and with the times set forth under “Appointment of Proxies”. You must register with the Debenture Trustee when you arrive at the Debentureholder Meeting.

In addition to appointing a proxyholder to represent a Debentureholder at the Debentureholder Meeting, each Form of Proxy and Consent that is returned with the “CONSENTS TO/VOTES FOR” box marked will constitute the relevant Debentureholder’s irrevocable written approval of the Extraordinary Resolution for the purposes of the Indenture.

You should follow the instructions on the document that you have received and contact your intermediary promptly if you need assistance.

Registered Debentureholders

If you are a registered Debentureholder, you may vote in person at the Debentureholder Meeting or you may appoint another person to represent you as your proxyholder to vote your Debentures, on your behalf.

Appointment of Proxies

If you are a registered Debentureholder and do not wish to, or are unable to, attend the Debentureholder Meeting you can exercise your right to vote by completing, signing and returning a Form of Proxy and Consent by mail or delivery in person to Equity Financial Trust Company, Suite 300, 200 University Avenue, Toronto, Ontario M5H 4H1, Attention: Proxy Department, in each case so as to ensure that it arrives not later than 11:00 a.m. (Eastern Standard time), on September 10, 2013 or, if the Debentureholder Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Debentureholder Meeting (the “Proxy Deadline”).

The individuals named in both of the Form of Proxy and Consent are representatives of the Company. You have the right to appoint someone else to represent you at the Debentureholder Meeting and may do so by inserting that other person’s name in the blank space provided in the Form of Proxy and Consent. The person you appoint to represent you at the Debentureholder Meeting need not be another Debentureholder.

Revocation of Proxies

If you have submitted a Form of Proxy and Consent and later wish to revoke the appointment of a proxyholder thereunder, you can do so by:

1.	Completing and signing a Form of Proxy and Consent bearing a later date and depositing it with Equity Financial Trust Company as described above.

2.
Depositing a document that is signed by you (or by someone you have properly authorized to act on your behalf): (i) at the registered office of the Company, 130 King Street West, Suite 2500, Toronto, Ontario, M5X 2A2, to the attention of the “Chairman”, at any time up to the last Business Day preceding the day of the Debentureholder Meeting or any adjournment thereof, at which the Form of Proxy and Consent is to be used; or (ii) with the chairman of the Debentureholder Meeting before the meeting starts on the day of the meeting or any adjournment thereof.

3.	Following any other procedure that is permitted by law.

Only registered Debentureholders have the right to revoke a proxy. Beneficial Debentureholders who wish to change their vote must make appropriate arrangements with their brokers or other intermediaries. See “Beneficial Debentureholders”.

The revocation of a Form of Proxy and Consent in accordance with the foregoing will only be effective with respect to the appointment of another person as proxyholder to represent you at the Debentureholder Meeting.  All written consents to the Extraordinary Resolution represented by Forms of Proxy and Consent that are submitted to the Company or Equity Financial Trust Company are irrevocable.

Voting of Proxies

In connection with any ballot that may be called for, the representatives designated in the Form of Proxy and Consent will vote the Debentures represented thereby for or against the Extraordinary Resolution in accordance with the instructions indicated on the particular form of proxy and consent and, if a choice is specified with respect to any matter to be acted upon, the Debentures, will be voted accordingly. In the absence of any direction, the Debentures will be voted FOR the Extraordinary Resolution.

The representatives designated in the enclosed forms of proxy and consent have discretionary authority with respect to amendments to or variations of matters identified in the Notice of Extraordinary Meeting of Debentureholders and with respect to other matters that may properly come before the Debentureholder Meeting.

At the date of this Circular, representatives of the Company know of no such amendments, variations or other matters.

Consent Fee

If the Payment Conditions (as defined below) are satisfied or waived, the Company will pay a Consent Fee, less any applicable withholding tax, to each registered Debentureholder as of the Record Date who delivered a valid Form of Proxy and Consent with the “CONSENTS TO/VOTES FOR” box marked not later than the Proxy Deadline. The Consent Fee will be $60 for each $1,000 principal amount of Debentures in respect of which the Debentureholder delivered a valid Form of Proxy and Consent with the “CONSENTS TO/VOTES FOR” box marked in accordance with the foregoing sentence.

Beneficial Debentureholders who wish to receive the Consent Fee and whose Debentures are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other intermediary, or in the name of a clearing agency of which such intermediary is a participant, must contact such intermediary promptly and instruct such intermediary to promptly execute and deliver a valid Form of Proxy and Consent on behalf of such beneficial

Debentureholder with the “CONSENTS TO/VOTES FOR” box marked not later than the Proxy Deadline. Notwithstanding anything to the contrary herein, in the case of any Debentures that are registered in the name of a clearing agency of which an intermediary is a participant, the Company may satisfy its obligation to pay to the Debentureholder thereof a Consent Fee by paying such Consent Fee directly to the relevant intermediary, for the benefit of the beneficial owners of such Debentures provided that the such beneficial Debentureholder has provided the necessary information to the Company to allow it to do so.

IN ORDER TO RECEIVE THE CONSENT FEE, ELIGIBLE DEBENTUREHOLDERS MUST COMPLETE AND RETURN THE ENCLOSED CONSENT FEE ELECTION FORM IN ACCORDANCE WITH THE INSTRUCTIONS THEREIN.

Payment Conditions

The obligations of the Company to pay any Consent Fee is subject to the following conditions (the “Payment Conditions”):

•	the Extraordinary Resolution being validly approved or adopted in writing; and

•
the absence of any law, regulation or stock exchange rule that would, and the absence of any pending or threatened injunction or other proceeding that (if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Debenture Amendments or the entering into of the Second Supplemental Indenture, or the payment of the Consent Fee or the issuance of the Consent Fee Shares, or that would question the legality or validity thereof.

The Payment Conditions are for the benefit of the Company, and such conditions may be asserted by the Company, regardless of the circumstances giving rise to such Payment Conditions, and the Company may waive any of the other Payment Conditions, in whole or in part. Any determination by the Company as to whether any or all of the Payment Conditions have been satisfied shall be final and binding upon all persons.

ONLY DEBENTUREHOLDERS WHO HAVE DELIVERED A VALID FORM OF PROXY AND CONSENT WITH THE “CONSENTS TO/VOTES FOR” BOX MARKED, PRIOR TO THE PROXY DEADLINE, WILL BE ENTITLED TO RECEIVE THE CONSENT FEE IF THE PAYMENT CONDITIONS ARE SATISFIED.

Payment of Consent Fee; Consent Fee Shares

The Company will pay the Consent Fee, less any applicable withholding tax, as promptly as possible following the satisfaction or waiver of the Payment Conditions.  A Debentureholder must return a validly completed Consent Fee election form in order to receive the Consent Fee regardless of whether the Debentureholder has elected to receive the Consent Fee in cash or in Consent Fee Shares.

The Consent Fee will be paid in cash provided that any Debentureholder entitled to receive the Consent Fee, who is resident in Canada, qualifies as an “accredited investor” (as defined in National Instrument 45-106) and to whom the Company may distribute the Consent Fee Shares without a prospectus and in compliance with all applicable laws shall be entitled to receive the Consent Fee in the form of Consent Fee Shares on the basis of 180 common shares for every $1,000 principal amount of Debentures in respect of which the Debentureholder delivered, not later than the Proxy Deadline:

•	a valid Form of Proxy and Consent with the “CONSENTS TO/VOTES FOR” box marked; and

•	a validly completed Consent Fee election form.

The Consent Fee Shares will be subject to a four month hold period from the date of issuance in accordance with applicable securities laws and certificates evidencing the Consent Fee Shares will bear a legend reflecting the foregoing restriction on resale. The TSX has conditionally approved the listing of the Consent Fee Shares.

Any Debentureholder who is not eligible to receive Consent Fee Shares or who does not return a validly completed Consent Fee election form by the Proxy Deadline will receive the Consent Fee in cash, but must still return a validly completely Consent Fee election form by November 30, 2013 in order to receive payment of the Consent

Fee in cash.  The Company will have the sole authority to determine whether a Debentureholder is eligible to receive Consent Fee Shares and any such determination will be final and binding.  Failure to return a validly completed Consent Fee election form within the requisite time periods will result in the forfeiture of the Consent Fee.

Quorum

Under the Indenture, the quorum necessary for the transaction of business at the Debentureholder Meeting consists of Debentureholders present in person or by proxy and representing at least 25% in principal amount of the outstanding Debentures.

Under the Indenture, if, at the Debentureholder Meeting, the holders of not less than 25% in principal amount of the Debentures outstanding are not present in person or by proxy within 30 minutes after the time appointed for the Debentureholder Meeting, then the Debentureholder Meeting shall be adjourned to a date that is not less than 14 nor more than 60 days after the original date of the Debentureholder Meeting at the same time and place. At the adjourned Debentureholder Meeting, the Debentureholders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened and a resolution proposed at such adjourned meeting and passed by the requisite vote shall be an “Extraordinary Resolution” within the meaning of the Indenture, notwithstanding that the holders of not less than 25% in principal amount of the Debentures then outstanding are not present in person or by proxy at such adjourned Debentureholder Meeting.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as otherwise disclosed in this Circular, no director or executive officer of the Company at any time since the beginning of the Company’s last financial year nor any of their respective associates or affiliates, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise in any matter to be acted upon at the Debentureholder Meeting.

The following directors or executive officers of the Company own, directly or indirectly, or exercise control or direction over Debentures in the principal amounts indicated below:

Name	Title	Principal Amount of Debentures
Sheldon Inwentash	Chairman and Chief Executive Officer	$175,000
Gerry Feldman	Chief Financial Office	$250,000
Richard Patricio	Vice President, Corporate and Legal Affairs	$150,000
Andrew Fleming	Director	$25,000

Voting Securities

As at the date hereof, the Company has outstanding $60,864,000 principal amount of the Debentures. Each Debentureholder present in person or represented by proxy at the Debentureholder Meeting shall be entitled to one vote in respect of each $1,000 principal amount of Debentures held by such Debentureholder.

Other Business

Management of the Company does not currently know of any matters to be brought before the Debentureholder Meeting other than those set forth in the Notice of Extraordinary Meeting of Debentureholders accompanying this Circular.

DEBENTUREHOLDER RIGHTS

Some of your rights as a Debentureholder, including those relating to the Debentureholder Meeting, are described generally in this Circular. For more details, reference is made to the full text of the  Indenture, a copy of which is posted for public access on the Company’s SEDAR profile at www.sedar.com, or, alternatively, can be obtained upon written request to the Company by: (i) mail at 130 King Street West, Suite 2500, Toronto, Ontario, M5X 2A2; (ii) telephone at (416) 941-9600; or (iii) fax at (416) 941-1090.

DEBENTURE TRUSTEE

The Debenture Trustee under the Indenture is Equity Financial Trust Company, a trust company incorporated under the laws of Canada and having an office in the City of Toronto, in the Province of Ontario. The Debenture Trustee may be contacted as follows:

Equity Financial Trust Company
Suite 300
200 University Avenue
Toronto, Ontario M5H 4H1
Telephone: (416) 361-0930

DIRECTORS’ APPROVAL

The contents of this Circular and its sending to Debentureholders have been approved by the Board of Directors.

DATED at Toronto, Ontario, the 15th day of August, 2013.

By Order of the Board of Directors,

(Signed) “Sheldon Inwentash”

Sheldon Inwentash

Chairman & Chief Executive Officer

APPENDIX A

EXTRAORDINARY RESOLUTION

BE IT RESOLVED as an Extraordinary Resolution that:

(a)
the amendments to the trust indenture between the Company and Equity Financial Trust Company dated as of May 17, 2011, as supplemented by the first supplemental indenture dated as of December 11, 2012 (the “Indenture”) governing the 8.0% convertible unsecured subordinated debentures of the Company due May 31, 2016 (the “Debentures”), as described in the Circular and as set forth in the second supplemental trust indenture (the “Supplemental Indenture”) substantially in the form attached as Appendix “B” to the Circular are hereby approved and authorized;

(b)	each of the Company and Equity Financial Trust Company (the “Debenture Trustee”) is hereby authorized and directed to execute and deliver the Supplemental Indenture;

(c)
the Debenture Trustee is hereby authorized and directed to execute and to cause to be executed on behalf of the holders of the Debentures or to deliver or cause to be delivered all such documents, agreements and instruments and to do or cause to be done all such other acts and things as the Company and its advisors shall determine to be necessary or desirable to carry out the intent of this Extraordinary Resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document, agreement or instrument or the doing of any such act or thing;

(d)
notwithstanding that this Extraordinary Resolution has been approved or adopted in writing by the holders of the  Debentures, the Company is authorized, without further notice to or approval of the holders of the Debentures, to (i) amend the terms of the Supplemental Indenture in any manner that does not adversely affect the holders of the Debentures or (ii) not proceed with entering into the Supplemental Indenture;

(e)
any officer or director of the Company is hereby authorized and directed to execute and deliver all documents and to do all other acts or things as such individual may, in his or her sole discretion, determine to be appropriate from time to time to give effect to the foregoing, such determination to be conclusively evidenced by the execution and delivery by such individual of such documents or the doing of such other acts or things; and

(f)
the Debenture Trustee is hereby authorized and directed to execute and deliver all documents and to do all other acts or things as the Debenture Trustee may determine to be necessary or appropriate from time to time to give effect to the foregoing, such determination to be conclusively evidenced by the execution and delivery by the Debenture Trustee of such documents or the doing of such other acts or things.

APPENDIX B

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of the [12th] day of September, 2013

BETWEEN:

PINETREE CAPITAL LTD., a company duly incorporated under the laws of the Province of Ontario (hereinafter called the “Company”)

- and -

EQUITY FINANCIAL TRUST COMPANY, a trust company organized under the laws of Canada (hereinafter called the “Trustee”)

WHEREAS the Company entered into an indenture (the “Indenture”) dated as of May 17, 2011 which provides for the issuance of one or more series of unsecured subordinated debentures of the Company;

AND WHEREAS the Company issued 8.0% Convertible Unsecured Subordinated Debentures due May 31, 2016 in the aggregate principal amount of $75,000,000 pursuant to the terms of the Indenture;

AND WHEREAS the Company entered into a First Supplemental Indenture dated as of December 11, 2012 to add covenants and events of default for the benefit of the Trustee and the holders of the Debentures;

AND WHEREAS, pursuant to Section 16.1(e) of the Indenture, the Company wishes to enter into this Second Supplemental Indenture to (i) provide for the waiver of a covenant under the Indenture and of any currently existing breach thereof and (ii) increase the interest rate payable on the Initial Debentures;

NOW THEREFORE THIS SECOND SUPPLEMENTAL INDENTURE WITNESSES, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and it is hereby covenanted, agreed and declared by the parties hereto and for each other and the equal and rateable benefit of the holders of the Debentures, as follows:

ARTICLE 1
INTERPRETATION

1.1           To Be Read With Indenture

The Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read together and shall have effect so far as practicable as though all the provisions of both indentures were contained in one instrument.

1.2           Second Supplemental Indenture

The terms “this Second Supplemental Indenture”, “this indenture”, “herein”, “hereof”, “hereby”, “hereunder”, and similar expressions, unless the context otherwise specifies or requires, refer to the Indenture as supplemented by the First Supplemental Indenture and this Second Supplemental Indenture and not to any particular Article, Section, subsection or clause or other portion thereof, and include every instrument supplemental or ancillary to this Second Supplemental Indenture.

1.3           Definitions

All terms which are defined in the Indenture and used but not defined in this Second Supplemental Indenture shall have the meanings ascribed to them in the Indenture.

ARTICLE 2
AMENDMENTS

2.1           Interest Rate

Beginning on November 30, 2013, the Debentures shall bear interest at the rate of 10.0% per annum and all references to “8.0%” in the Indenture shall be amended to read “10.0%”.  For greater certainty, beginning on November 30, 2013, the Debentures shall be referred to as 10.0% Convertible Unsecured Subordinated Debentures due May 31, 2016.

2.2           Waiver of Covenant and Default

Notwithstanding anything in the Indenture to the contrary:

(a)
Beginning on the date of this Second Supplemental Indenture and ending on June [12], 2014, the covenant set forth in Section 7.10(d) of the Indenture shall be amended to delete the reference to “33%” therein and replace it with “50%”.  For greater certainty, from and after June [12], 2014, Section 7.10(d) of the Indenture shall once again refer to “33%” and not “50%”.

(b)
No breach of Section 7.10(d) of the Indenture by the Company or any of its Subsidiaries that occurred prior to the date hereof or that exists as of the date of hereof shall constitute an Event of Default at any time.  For greater certainty, no breach of Section 7.10(d) of the Indenture that occurs on or after the date of this Second Supplemental Indenture shall constitute an Event of Default except in accordance with Section 8.1(e) of the Indenture

ARTICLE 3
MISCELLANEOUS

3.1           Acceptance of Trust

The Trustee accepts the trusts in this Second Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Second Supplemental Indenture and in accordance with the Indenture.

3.2           Confirmation of Indenture

The Indenture as amended and supplemented by this Second Supplemental Indenture is in all respects confirmed.

3.3           Counterparts

This Second Supplemental Indenture may be executed in several counterparts, each of which once executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. This Second Supplemental Indenture may be executed and delivered by facsimile or other electronic transmission of a manually signed counterpart.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Second Supplemental Indenture as of the date first written above.

PINETREE CAPITAL LTD.

Per:	____________________________________
Name:
Title:

EQUITY FINANCIAL TRUST COMPANY

Per:	____________________________________
Name:
Title:

Per:	____________________________________
Name:
Title: